UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2015

ERBA Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14798	11-3500746
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
14100 NW 57th Court, Miami Lakes, Florida	33014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 305-324-2300

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, on March 25, 2015, ERBA Diagnostics, Inc. (the “Company”) entered into those certain Business Loan Agreement and Promissory Note (the “Old Note”) with Citibank, N.A. (“Citibank”), which provided for a secured, revolving credit facility of up to $3,500,000.

On September 18, 2015, the Company entered into an amended and restated Promissory Note (the “Amended and Restated Note”) with Citibank, such that the amount of the secured, revolving credit facility has been increased to up to $5,000,000. Other than the increase in the principal amount of the secured, revolving credit facility, the terms and conditions of the secured, revolving credit facility, including, without limitation, the annual interest rate equal to the 30-day LIBOR plus 1.75% and the maturity date of February 29, 2016, remain the same. All other agreements associated with the secured, revolving credit facility remain unchanged and outstanding.

The description of the Amended and Restated Note set forth under this Item 1.01 does not purport to be complete. Such description is qualified in its entirety by reference to a copy of the Amended and Restated Note (the form of which is attached hereto as Exhibit 10.1).

Item 1.02 Termination of a Material Definitive Agreement.

The Amended and Restated Note has superseded the Old Note, which is no longer in effect. The information set forth under Item 1.01 above is incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

	10.1 –	Form of Amended and Restated Promissory Note, executed on September 18, 2015, made by ERBA Diagnostics, Inc. in favor of Citibank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 21, 2015	ERBA Diagnostics, Inc.
	By:	/s/ Mohan Gopalkrishnan
Name: Mohan Gopalkrishnan,
Title: Chief Executive Officer

Exhibit Index

Exhibit	Description

10.1	Form of Amended and Restated Promissory Note, executed on September 18, 2015, made by ERBA Diagnostics, Inc. in favor of Citibank, N.A.